Exhibit 21

United Bancshares, Inc. Subsidiaries

The Union Bank Company

Ohio banking corporation

Columbus Grove, Ohio

United (OH) Statutory Trust I

Connecticut statutory trust

Columbus Grove, Ohio

Ohio State Bancshares Capital Trust 1

Delaware statutory trust

Acquired thru The OSB acquisition

Columbus Grove, OH

UBC Investments, Inc. – a wholly-owned subsidiary of The Union Bank Company

Delaware Corporation

Wilmington, Delaware

UBC Property, Inc. – a wholly-owned subsidiary of The Union Bank Company

Ohio Corporation

Columbus Grove, Ohio